merritt PROPERTIES

VIA FEDEX Standard Over Night

October 7, 2022

Ms. Wendy Guy
Processa Pharmaceuticals, Inc.
7380 Coca Cola Drive
Suite 106
Hanover, MD 21076

Re: First Amendment to Lease Agreement for Processa Pharmaceuticals, Inc.

Dear Ms. Guy:

Enclosed, please find an executed original of the above referenced First Amendment to Leae Agreement for your permanent files. Please call me if you have any comments or questions.

Sincerely,

P. Christine Stickel

P. Christine Stickel

enclosure

AMENDMENT TO LEASE

THIS AMENDMENT TO LEASE (this "**Amendment**") is made on this 3rd day of October, 2022 (the "**Effective Date**"), by and between MERRITT-PV1, LLC, a Maryland limited liability company ("**Landlord**") and PROCESSA PHARMACEUTICALS, INC., a Delaware corporation ("**Tenant**").

EXPLANATORY STATEMENT

WHEREAS, Landlord and Tenant are parties to that certain Net Lease dated September 27, 2016, as assigned to Tenant by Lease Assignment January 3, 2019, and as further amended by that certain renewal letter dated January 28, 2019 (collectively, the "**Lease**") pursuant to which Landlord leases to Tenant, and Tenant rents from Landlord, certain premises known as 7380 Coca Cola Drive, Suites 105-106, Hanover, MD 21076, consisting of +/- 6,642 rentable square feet, as more particularly described in the Lease (the "**Premises**").

WHEREAS, the parties desire to amend the Lease to extend the term of the Lease, as hereinafter set forth.

NOW, THEREFORE, AND IN CONSIDERATION of the mutual covenants and agreements herein contained, the parties hereto hereby covenant and agree as follows:

AGREEMENTS

1. Extension. Landlord and Tenant agree to extend Tenant's current term under the Lease for a period of three (3) years commencing on October 1, 2022 (the "**Extension Term Commencement Date**") through September 30, 2025 (the "**Extension Term**").

2. Rent. The Base Rent for the Premises during the Extension Term shall be as follows:

Term:	Annual Rate:	Monthly Rate:	Per Sq. Ft.:
10/1/22 – 9/30/23	$86,346.00	$7,195.50	$13.00
10/1/23 – 9/30/24	$89,799.84	$7,483.32	$13.52
10/1/24 – 9/30/25	$93,386.52	$7,782.21	$14.06

3. Landlord's Work. Landlord shall be under no obligation to perform any construction work in or to the Premises or make any installation during the Extension Term.

4. Early Termination. Tenant shall have the one-time right to terminate this Lease on September 30, 2024 (the "Early Termination Date") upon six (6) months' prior written notice; provided that Tenant is not in default of the Lease either on the date that Tenant gives written notice of its intention to terminate the Lease or at any time up to and including the Early Termination Date. In connection with any such termination, Tenant shall pay a termination fee

equal to six (6) months Base Rent, which termination fee shall be due to Landlord upon delivery of Tenant's notice to Landlord of such termination. If Tenant elects to terminate the Lease and all of the requirements of this Section are satisfied, the Lease shall terminate on Early Termination Date as if such date was the date originally designated for the expiration of the Lease.

5. No Further Extension/Termination. Tenant shall have no further option to expand, renew or terminate the Lease except as set forth herein, and all such rights, including any rights of first offer, set forth in the Lease are hereby null and void.

6. Brokers. Each of Tenant and Landlord represent and warrant that it has dealt with no broker in connection with this Amendment, and agrees to indemnify, defend and save the other harmless from all claims, actions, damages, costs and expenses and liability whatsoever, including reasonable attorneys' fees, that may arise from any breach of this representation and warranty.

7. Extent of Amendment. Except as expressly amended and modified herein, all of the terms, conditions, and provisions of the Lease are hereby ratified and confirmed as being in full force and effect. In the event that any of the terms, conditions, and provisions of this Amendment conflict with any of the terms, conditions, and provisions of the Lease, then the terms, conditions, and provisions of this Amendment shall control.

8. Representations and Warranties. The execution, delivery and performance by Tenant of its obligations under this Amendment are within Tenant's powers, and have been duly authorized by all necessary corporate action. The person executing this Amendment has been duly authorized to execute this Amendment and cause it to become a binding agreement of Tenant.

9. Headings. The headings set forth at the beginning of each of the sections of this Amendment are inserted for convenience of reference only, and shall not be deemed to have any legal significance or meaning whatsoever.

10. Defined Terms. All capitalized terms used in this Amendment that are not expressly defined herein shall be deemed to have the meanings attributed to them in the Lease.

11. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Maryland without regard to principles of conflicts of law.

12. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

13. Explanatory Statement. The Explanatory Statement set forth at the beginning of this Amendment shall be deemed to be a part of this Amendment.

14. Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

15. Time. Time is of the essence for all purposes in this Amendment.

16. COVID-19. The parties acknowledge the existing COVID-19 pandemic situation (the "**COVID-19 Pandemic**"). Tenant agrees that the COVID-19 Pandemic does not give rise to any Tenant right to terminate the Lease, to claim any offset, deduction or abatement of Rent, and/or to be relieved of any other obligations of Tenant under the Lease.

[Signatures appear on following page]

MVB

{22100/186/00014384.DOCX 1 }

(K)

IN WITNESS WHEREOF, Tenant and Landlord have executed this Amendment intending to create a binding instrument as of the Effective Date.

WITNESS:

LANDLORD:

MERRITT-PV1, LLC

BY: MERRITT MANAGEMENT
CORPORATION, AGENT

By: ______________ (SEAL)
Name: Scott E Dorsey (Print)
Title: CEO

WITNESS:

TENANT:

PROCESSA PHARMACEUTICALS, INC.

By: ______________ (SEAL)
Name: Wendy Guy (Print)
Title: Chief Administrative Officer

{22100/186/00014384.DOCX 1 }